EXHIBIT 3.1

FORM NO. 7a	Registration No. 31431

BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Nabors Industries Ltd.

was delivered to the Registrar of Companies on the 22nd day of April 2020 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 28th day of April 2020 Maria Boodram For Registrar of Companies

Capital prior to increase:    US$            825,000.00

Amount of increase:           US$            800,000.00

Present Capital:                  US$         1,625,000.00